UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2011
Dear Shareholder:
We recently mailed to you our proxy materials for the Annual Meeting of Shareholders to be held April 28, 2011. The proxy materials request your support of six proposals, two of which (Proposals Five and Six) are critically important to enhance shareholder value. Your vote on these matters is important, regardless of the number of shares you own. Your Board of Directors unanimously supported, and recommends you vote FOR, these critically important proposals that will be presented at the Annual Meeting.
At the time of this mailing, we had not yet received your vote. The Annual Meeting is now only a few weeks away. It is vitally important that you vote your shares. Please vote by internet, by phone or sign, date and return the enclosed proxy card or voting instruction form. If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on these proposals unless they receive your specific instructions.
In the event that your proxy materials have been misplaced, we are enclosing for your use a duplicate proxy card and return envelope. In the event that two proxy cards are received from you, the one bearing the later date will be counted, as it automatically revokes all prior proxies.
If you have any questions, I encourage you to contact me directly at 330-702-8432 or via email at jgulas@farmersbankgroup.com. Thank you for your continued support as we work diligently to increase shareholder value and satisfaction.
Sincerely,
FARMERS NATIONAL BANC CORP.
/s/ John S. Gulas
John S. Gulas
President and
Chief Executive Officer